================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               NETCENTIVES INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                               NETCENTIVES INC.

                   Notice of Annual Meeting of Stockholders

                          To Be Held on May 24, 2000

   The Annual Meeting of Stockholders (the "Annual Meeting") of Netcentives Inc., a Delaware corporation (the "Company"), will be held at the principal executive offices of the Company, located at 475 Brannan Street, Third Floor, San Francisco, California on Wednesday, May 24, 2000, at 10:00 a.m., local time, for the following purposes:

  1. To elect four (4) Class I directors to serve until the 2002 Annual
     Meeting.

  2. To approve the amendment of the Company's 1996 Stock Option Plan to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 2,000,000 shares, to an aggregate of 10,921,400 shares (excluding shares that may be added pursuant to the automatic annual increase provisions of the plan).

  3. To approve the amendment of the Company's 1999 Employee Stock Purchase Plan (a) to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 1,000,000 shares, to an aggregate of 1,375,000 shares (excluding shares that may be added pursuant to the automatic annual increase provisions of the plan), and
     (b) to change the automatic annual increase on the first day of each of the Company's fiscal years in 2001 through 2004 to the lesser of 500,000 shares or 2% of our outstanding Common Stock on the last day of the immediately preceding fiscal year, or such lesser amount determined by the Board of Directors.

  4. To ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending December 31, 2000.

  5. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

   The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement which is attached and made a part of this Notice.

   The Board of Directors has fixed the close of business on April 10, 2000 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

   All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

                                       By Order of the Board of Directors,

                                       John F. Longinotti
                                       Executive Vice President, Operations
                                        and CFO

San Francisco, California
April 26, 2000


                                   IMPORTANT

 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                        THANK YOU FOR ACTING PROMPTLY.

                               NETCENTIVES INC.
                              475 Brannan Street
                        San Francisco, California 94107

                                PROXY STATEMENT

General

   This Proxy Statement is furnished in connection with the solicitation by Netcentives Inc., a Delaware corporation (the "Company"), of proxies in the enclosed form for use in voting at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the principal executive offices of the Company, located at 475 Brannan Street, Third Floor, San Francisco, California 94107 on Wednesday, May 24, 2000 at 10:00 a.m., local time, and any adjournment or postponement thereof.

   This Proxy Statement, the enclosed proxy card and the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1999, including financial statements, were first mailed to stockholders entitled to vote at the meeting on or about April 26, 2000.

Revocability of Proxies

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
John F. Longinotti) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Record Date; Voting Securities

   The close of business on April 10, 2000 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had approximately 32,868,411 shares of Common Stock outstanding and held of record by approximately 204 stockholders.

Voting and Solicitation

   Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters. Shares of Common Stock may not be voted cumulatively.

   Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of the Company's transfer agent. The Inspector will also determine whether or not a quorum is present. The nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the meeting. All other matters submitted to the stockholders will require the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present, as required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as negative votes for purposes of determining the approval of any matter submitted to the stockholders for a vote.

   Any proxy that is returned using the form of proxy enclosed and that is not marked as to a particular item will be voted FOR the election of directors, FOR ratification of the appointment of the designated independent auditors and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general requirements of Delaware law concerning voting of shares and determination of a quorum.

   The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

Board Composition

   The Company currently has authorized seven directors. In accordance with the terms of the Company's Amended and Restated Certificate of Incorporation, the terms of office of the directors are divided into two classes: Class I, whose term will expire at the Annual Meeting, and Class II, whose term will expire at the annual meeting of stockholders to be held in 2001 or special meeting held in lieu thereof. The current Class I directors are Stewart Alsop, Tom Byers, Eric W. Tilenius and Virginia M. Turezyn and the Class II directors are West Shell, Wendell G. Van Auken, and Sergio Zyman. At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the second annual meeting following election or special meeting held in lieu thereof.

   In addition, the Company's Amended and Restated Certificate of Incorporation provides that the authorized number of directors may be changed by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the two classes so that, as nearly as possible, each class will consist of one-half of the directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of the Company.

   Mr. Tilenius has indicated that he will resign as a director of the Company, effective as of the date of the Annual Meeting. The Board of Directors has nominated Mr. Michael Solomon to fill the vacancy for a Class I director at the Annual Meeting.

Nominees

   At the Annual Meeting, the stockholders will elect four (4) directors to serve until the 2002 Annual Meeting of Stockholders or until their respective successors are elected and qualified. In the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of the nominees named without nomination of a substitute, or the size of the Board may be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.

   Assuming a quorum is present, the four (4) nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as Class I directors of the Company for the ensuing two years. Unless marked otherwise, proxies received will be voted FOR the election of each of the four (4) nominees named below. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

   The names of the nominees, their ages as of April 26, 2000 and certain other information about them are set forth below:

                                                                        Director
   Name of Nominee                            Age Position with Company  Since
   ---------------                            --- --------------------- --------
   Stewart Alsop.............................  48       Director          1997
   Tom Byers, Ph.D...........................  47       Director          1998
   Virginia M. Turezyn.......................  42       Director          1996
   Michael Solomon...........................  48       N.A.              N.A.

   There are no family relationships among any of the directors or executive officers of the Company.

   Mr. Alsop has served as a director of Netcentives since September 1997. Mr. Alsop has been a General Partner at New Enterprise Associates, a venture capital investment firm, since November 1998. Mr. Alsop was a Venture Partner at New Enterprise Associates from June 1996 to November 1998. From June 1991 to June 1996, Mr. Alsop served as Senior Vice President and Editor in Chief of InfoWorld Publishing Company, Inc., which publishes InfoWorld, a weekly newspaper for information-technology professionals. Prior to 1991, Mr. Alsop founded Industry Publishing Company, a publisher of computer industry newsletters. Mr. Alsop also serves on the Board of Directors of Egreetings Network, Inc., Be Inc. and TiVo Inc. Mr. Alsop holds a B.A. in English from Occidental College.

   Dr. Byers has served as a director of Netcentives since December 1998. Dr. Byers has been an Associate Professor at Stanford University and the founding Director of the Stanford Technology Ventures Program since July 1995. He also currently serves as the Director of the AEA/Stanford Executive Institute, a professional development program for high technology executives. From January 1994 to June 1995, Dr. Byers was a Lecturer at the University of California at Berkeley's Haas School of Business. Dr. Byers holds a B.S. in Industrial Engineering and Operations Research, and an M.B.A. and Ph.D. in Business Administration from the University of California, Berkeley.

   Ms. Turezyn has served as a director of Netcentives since November 1996. Ms. Turezyn co-founded Information Technology Ventures, a venture capital firm, in September 1994 and has served as a General Partner from that time to the present. From April 1982 to September 1994, she served in a variety of capacities at Morgan Stanley & Company, Inc., including most recently as a Vice President in the Venture Capital Group. Ms. Turezyn also serves on the Board of Directors of Viador, Inc., a software company. Ms. Turezyn holds a B.A. in Accounting from Queens College and is a Certified Public Accountant.

   Mr. Solomon has been a partner at the venture partnership Mohr, Davidow Ventures since 1996. He has served as a board member with a number of his partnership's portfolio companies, including Brigade Solutions, Collabra, IC Verify and Telocity. Prior to his involvement in Internet start-up companies, from 1985 until 1989 Mr. Solomon was the Vice President of Sales and Marketing of Aldus Corp. Mr. Solomon earned a bachelor's degree in Business Administration from Kent State University.

Other Directors

   The names of the other directors of the Company, their ages as of April 26, 2000, and certain other information about them are set forth below:

                                                                        Director
   Name of Director             Age Position with Company                Since
   ----------------             --- ---------------------               --------
   West Shell, III.............  45 Chief Executive Officer and           1997
                                     Chairman of the Board of Directors
   Wendell G. Van Auken........  55 Director                              1997
   Sergio Zyman................  54 Director                              1998

   Mr. Shell was elected to the Company's Board of Directors in January 1997 and as Chairman of the Board of Directors in July 1999. He has served as the Company's Chief Executive Officer since June 1997. In 1986, Mr. Shell founded Pacific Marketing Group (subsequently Highway One Communications), a marketing firm, and acted as its Managing Partner until November 1996. Prior to founding Pacific Marketing Group, Mr. Shell held marketing positions at Atari Corp., a video game manufacturer, Johnson & Johnson, a healthcare products company, and Grey Advertising Inc., an advertising agency. Mr. Shell holds a B.S. in Business Administration from the University of Vermont.

   Mr. Van Auken has served as a director of Netcentives since September 1997. Mr. Van Auken has been a General Partner of the Mayfield Fund since October 1986. Prior to joining Mayfield, Mr. Van Auken was an officer, founder or chief executive officer of three start-ups in three different technology-oriented fields. Mr. Van Auken serves as a director of Advent Software, Inc., a portfolio management software company and Montgomery Street Income Securities Inc., a closed-end bond fund. Mr. Van Auken holds a B.E.E. from Rensselaer Polytechnic Institute and an M.B.A. from Stanford University.

   Mr. Zyman has served as a director of Netcentives since December 1998. Mr. Zyman has been an independent consultant since June 1998. For more than five years prior to June 1998, Mr. Zyman served in a variety of positions at Coca-Cola, Inc., including most recently as the Chief Marketing Officer. Mr. Zyman serves as a director of Gap, Inc., an apparel retailer, and UC Television Network Corp., a college television network.

Meetings and Committees of the Board of Directors

   During the period from January 1, 1999 through December 31, 1999 (the "last fiscal year"), the Board met thirteen (13) times and no director attended fewer than 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he or she served. The Board has an Audit Committee and a Compensation Committee.

   The Board does not have a nominating committee or a committee performing the functions of a nominating committee. A nomination for a director made by a stockholder must be submitted to John F. Longinotti at the address of the Company's executive offices set forth above on or before March 3, 2001. Nominations that are intended to be included in the Company's proxy statement for the 2001 Annual Meeting must be submitted no later than December 26, 2000. See "Deadline for Receipt of Stockholder Proposals for 2001 Annual Meeting."

   The Audit Committee consists of directors Ms. Turezyn and Messrs. Van Auken and Zyman, three of the Company's non-employee directors, and held two meetings during the last fiscal year. The Audit Committee recommends the engagement of the firm of certified public accountants to audit the financial statements of the Company and monitors the effectiveness of the audit effort, the Company's financial and accounting organization and its system of internal accounting controls.

   The Compensation Committee consists of directors Ms. Turezyn, Messrs. Alsop and Zyman and Dr. Byers, and held three meetings during the last fiscal year. Its functions are to establish and administer the Company's policies regarding annual executive salaries and cash incentives and long-term equity incentives. The Compensation Committee administers the Company's 1996 Stock Option Plan, 1999 Directors' Stock Option Plan and 1999 Employee Stock Purchase Plan.

Compensation of Directors

   The Company does not currently compensate its directors, but they are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors or its committees. The Company's directors are generally eligible to participate in the Company's 1996 Stock Option Plan and, if a director is an employee of Netcentives, to participate in the Company's 1999 Employee Stock Purchase Plan. Directors who are not employees will also receive periodic stock option grants under the Company's 1999

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

Directors' Stock Option Plan. The Directors' Stock Option Plan provides for an initial grant of an option to purchase 40,000 shares of Common Stock to each nonemployee director who has not received a grant under the 1996 Stock Option Plan during the twelve months preceding the effective date of the Directors' Stock Option Plan, and to each person who first becomes a nonemployee director thereafter. These options shall become exercisable in four equal installments on the first, second, third and fourth anniversaries of the grant. On the first day of each fiscal year, each nonemployee director who has served on the Company's Board of Directors for at least six months shall be granted an additional option to purchase 10,000 shares of Common Stock, which shall become exercisable in full on the fourth anniversary of the date of grant. The exercise price of all stock options granted under the Directors' Stock Option Plan shall be equal to the fair market value of a share of the Company's Common Stock on the date of grant of an option.

             THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR"
                   THE ELECTION OF ALL NOMINEES NAMED ABOVE.

                                PROPOSAL NO. 2

       APPROVAL OF INCREASE OF SHARES OF COMMON STOCK UNDER OPTION PLAN

   We are asking the Company's stockholders to approve an amendment to the 1996 Stock Option Plan (the "Option Plan") that will increase the aggregate number of shares of Common Stock authorized for issuance by 2,000,000 shares, to an aggregate of 10,921,400 shares (excluding shares that may be added pursuant to the automatic annual increase provisions of the Option Plan).

   The amendment to the Option Plan that is the subject of this Proposal will be adopted by the Board on April 26, 2000, subject to stockholder approval at the Annual Meeting. The proposed share increase will assure that a sufficient reserve of Common Stock is available under the Option Plan to attract and retain the services of employees, which is essential to the Company's long-term growth and success.

   The following is a summary of the principal features of the Option Plan as amended. The summary, however, does not purport to be a complete description of all the provisions of the Option Plan. Any stockholder of the Company who wishes to obtain a copy of the actual Option Plan document may do so upon written request to the Corporate Secretary at the Company's principal executive offices in San Francisco, California.

Summary of the Option Plan

   The Option Plan was originally adopted by the Board of Directors in November 1996 and approved by the Company's stockholders in August 1997. Unless terminated earlier by the Board of Directors, the Option Plan terminates in November 2006. Immediately prior to the increase of shares described herein, a total of 8,921,400 shares of Common Stock were reserved for issuance under the Option Plan, plus an automatic annual increase on the first day of each of our fiscal years beginning in 2001 through 2004 equal to 1,250,000 shares or such lesser number of shares as the Board of Directors determines.

   The plan is not a tax-qualified deferred compensation plan under Section 401(a) of the Internal Revenue Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

   During the year ended December 31, 1999, the Company's current executive officers received grants under the plan of options or stock purchase rights to purchase 698,000 shares of Common Stock of the Company (12 persons); 195,000 option or stock purchase right grants were made to the Company's current directors who are not executive officers (six persons); and all other Company employees, including current officers who are not executive officers, received grants of options or stock purchase rights to purchase 2,159,235 shares of Common Stock (203 persons).

   The purposes of the Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of the Company, to promote the success of the Company's business, and to clearly align the interests of eligible employees directly with those of the stockholders.

   The Option Plan may be administered by the Board of Directors or a committee of the Board. The Option Plan is currently being administered by the Compensation Committee of the Board of Directors. The Compensation Committee has exclusive authority to grant stock options or purchase rights and otherwise administer the plan with respect to the officers and directors.

   The Option Plan provides that either incentive stock options or nonstatutory stock options may be granted to employees (including officers and directors) of the Company or any of its subsidiaries. In addition, the plan provides that nonstatutory stock options may be granted to consultants (including directors who are not employees of the Company or any of its subsidiaries). The Plan administrator selects the grant recipients and determines the terms of options or purchase rights granted under the Option Plan, including the number of shares subject to an option or award, the exercise or purchase price, and the term and vesting or exercisability of options. In making such determination, a number of factors are taken into account, including the duties and responsibilities of the recipient of a grant, the value of the recipient's services to Netcentives, the recipient's present and potential contribution to the success of Netcentives, and other relevant factors. As of December 31, 1999, there were approximately 221 employees, officers, consultants and directors eligible to receive grants under the Option Plan.

   The Option Plan provides that the maximum number of shares of Common Stock which may be granted under options and stock purchase rights to any one employee during any fiscal year is 2,000,000, subject to adjustment as provided in the plan. There is also a limit on the aggregate market value of shares subject to all incentive stock options that may become exercisable by an optionee during any calendar year. Incentive stock options granted under the Option Plan must have an exercise price of at least 100% of the fair market value of the Common Stock on the date of grant and at least 110% of such fair market value in the case of an optionee who holds more than 10% of the total voting power of all classes of the Company's stock. The exercise or purchase price of nonstatutory stock options and stock purchase rights granted under the Option Plan shall be determined by the Option Plan administrator; provided however that the exercise price of any nonstatutory stock option granted to the Company's Chief Executive Officer or the Company's four other most highly compensated officers will generally equal at least 100% of the fair market value of the Common Stock on the date of grant. Payment of the option exercise or purchase price may be made in cash or other consideration, as determined by the Plan administrator.

   All options granted under the plan expire after 10 years (or 5 years, in the case of an option granted to a holder of more than 10% of the total voting power of all classes of the Company's stock), or earlier if so determined by the Plan administrator at the time of grant, and such options also expire earlier in the event of termination of the optionee's service with Netcentives. No option may be transferred by the optionee other than by will or the laws of descent or distribution; provided that the Option Plan administrator may grant nonstatutory stock options with limited transferability rights in certain circumstances. Generally, each option may be exercised during the lifetime of the optionee only by the optionee.

   In the event of a sale of substantially all of the assets of Netcentives, or its merger or consolidation with or into another corporation, each option may be assumed or an equivalent option substituted by the successor corporation. However, if the successor corporation does not agree to such assumption or substitution of an option, the option will terminate. The Option Plan administrator has the authority to amend or terminate the Option Plan provided that no action that impairs the rights of any holder of an outstanding option may be taken without the holder's consent, and provided that stockholder approval for any amendments to the Option Plan shall be obtained to the extent required by applicable law.

Certain United States Federal Income Tax Consequences of Option Grants

   Options granted under the Option Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or nonstatutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

 Incentive Stock Options

   The recipient of an incentive stock option does not incur ordinary taxable income at the time of grant or exercise of the option. However, the optionee may incur alternative minimum tax upon exercise of the option. Netcentives is not entitled to a tax deduction at the time of exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least one year after exercise of the option by the optionee and at least two years after grant of the incentive stock option, any gain is treated as long-term capital gain. If both of these statutory holding period requirements are not satisfied, the optionee recognizes ordinary taxable income (and Netcentives is entitled to a corresponding deduction) equal to the difference between the exercise price, and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. Any gain to the optionee in excess of the ordinary income from a disposition which does not meet the statutory holding period requirements is long-term capital gain if the sale occurs more than one year after exercise or short-term capital gain if the sale occurs earlier. The current federal tax rate on long-term capital gain is capped at 20%.

 Non-Statutory Options

   An optionee does not recognize taxable income at the time of grant of a nonstatutory stock option. However, upon exercise, the optionee does recognize ordinary taxable income equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The income recognized by an optionee who is also an employee of Netcentives is subject to income tax withholding. Netcentives is entitled to a tax deduction for the amount of the ordinary income recognized by the optionee. Upon resale of such shares by the optionee, any difference between the sale price and the optionee's tax basis (exercise price plus the income recognized on exercise) is treated as capital gain or loss.

 Stock Purchase Rights and Option Shares Purchased Prior to Vesting

   Stock purchase rights are generally taxed in the same manner as nonstatutory stock options. A purchaser will generally recognize ordinary taxable income equal to the excess of the fair market value of the shares at the time of purchase over the purchase price, provided that if the shares are subject to vesting and repurchase by Netcentives in the event that the purchaser terminates services with Netcentives prior to vesting, the timing of the recognition of income is deferred until the date of vesting, unless the purchaser elects to accelerate the income recognition to the purchase date. The income recognized by a purchaser who is also an employee of Netcentives is subject to income tax withholding. Netcentives is entitled to a tax deduction for the amount of ordinary income recognized by the purchaser. Upon resale of such shares by the purchaser, any difference between the sale price and the purchaser's tax basis (purchase price plus the income recognized upon purchase or vesting, as applicable) is treated as capital gain or loss. Similarly, if the shares acquired upon exercise of an option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will recognize any ordinary or alternative minimum taxable income at the time of vesting, unless the optionee elects to accelerate the income recognition to the purchase date.

Deductibility of Executive Compensation

   The Company anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of incentive stock option shares or exercises of nonstatutory options granted with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid with respect to those options is expected to remain deductible by the Company without limitation under Code Section 162(m).

Accounting Treatment

   Option grants or stock issuances with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a compensation expense to the Company's earnings equal to the difference between the exercise or issue price and the fair market value of the shares on the grant or issue date. Such expense will be accruable by the Company over the period that the option shares or issued shares are to vest. Option grants or stock issuances at 100% of fair market value will not result in any charge to the Company's earnings so long as no material changes are made to the terms of such awards after the date of grant. However, the Company must disclose in footnotes and pro-forma statements to the Company's financial statements, the impact those options would have upon the Company's reported earnings were the value of those options at the time of grant treated as a compensation expense. Whether or not granted at a discount, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.

New Option Plan Benefits

   As of April 26, 2000, no option grants have been made under the Option Plan on the basis of the 2,000,000 share increase for which stockholder approval is sought as part of this Proposal.

Stockholder Approval

   The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting is required for approval of the amendment to the Option Plan. Should such stockholder approval not be obtained, then the share reserve will not be increased. The Option Plan will, however, continue to remain in effect, and option grants and stock issuances may continue to be made pursuant to the provisions of the Option Plan prior to its amendment until the available reserve of Common Stock under such Option Plan is issued. The Board believes that it is in the best interests of the Company to implement a comprehensive equity incentive program for the Company which will provide a meaningful opportunity for officers, employees and non-employee Board members to acquire a substantial proprietary interest in the enterprise and thereby encourage such individuals to remain in the Company's service and more closely align their interests with those of the stockholders.

   THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE
                         AMENDMENT TO THE OPTION PLAN.

                                PROPOSAL NO. 3

 APPROVAL OF INCREASE OF SHARES OF COMMON STOCK UNDER EMPLOYEE STOCK PURCHASE
                                     PLAN

   We are asking the Company's stockholders to approve an amendment to the 1999 Employee Stock Purchase Plan (the "Purchase Plan"), that will increase the number of shares of Common Stock authorized for issuance by 1,000,000 shares, to an aggregate of 1,375,000 shares (excluding shares that may be added pursuant to the automatic increase provisions of the Purchase Plan described below). In addition, we are asking the Company's stockholders to approve an amendment to the Purchase Plan that will change the automatic annual increase on the first day of each of Netcentives' fiscal years in 2001 through 2004 from the previously approved increase equal to the lesser of 75,000 shares or 1% of our outstanding Common Stock on the last day of the immediately preceding fiscal year, or such lesser amount determined by the Board, to an increase equal to the lesser of 500,000 shares or 2% of our outstanding Common Stock on the last day of the immediately preceding fiscal year, or such lesser amount determined by the Board.

   Netcentives implemented the Purchase Plan in 1999 as an incentive to its employees and executives as a means to promote increased stockholder value. The purpose of the Purchase Plan is to provide employees of Netcentives with an opportunity to purchase Common Stock of Netcentives through accumulated payroll deductions. Management believes that stock ownership is one of the prime methods of attracting and retaining key personnel responsible for the continued development and growth of the Company's business. The amendment to the Purchase Plan that is the subject of this Proposal will be adopted by the Board on April 26, 2000, subject to stockholder approval at the Annual Meeting. Due to significant increases in the number of employees of Netcentives, without these increases, the Company projects that there would not be sufficient shares of Common Stock authorized for issuance under the Purchase Plan to cover existing options outstanding under the Purchase Plan for the offering period that commenced coincident with the Company's initial public offering, or to cover options that would become outstanding upon commencement of additional offering periods.

   The following is a summary of the principal features of the Purchase Plan as amended. The summary, however, does not purport to be a complete description of all the provisions of the Purchase Plan. Any stockholder of the Company who wishes to obtain a copy of the actual Purchase Plan document may do so upon written request to the Corporate Secretary at the Company's principal executive offices in San Francisco, California.

Summary of the Purchase Plan

   The Purchase Plan was originally adopted by the Board in March 1999 and approved by the stockholders in May 1999. A total of 300,000 shares of Common Stock was initially reserved for issuance under the Purchase Plan, plus an annual increase on the first day of each of our fiscal years in 2000, 2001, 2002, 2003 and 2004 equal to the lesser of 75,000 shares, 1% of our outstanding Common Stock on the last day of the immediately preceding fiscal year, or such lesser number of shares as the Board of Directors determines. The Purchase Plan became effective October 13, 1999. Unless terminated earlier by the Board of Directors, the Purchase Plan terminates in March 2019. Based on current participation rates and assuming no employees withdraw or decrease their current participation rate, approximately 133,458 shares will be issued under the Purchase Plan on the first purchase date under the Purchase Plan, which is April 28, 2000.

   The Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986. The Purchase Plan may be implemented by a series of overlapping offering periods of up to 27 months' duration, with new offering periods (other than the first offering period) commencing on May 1 and November 1 of each year. The first offering period under the Purchase Plan commenced in October 1999 and will end on October 31, 2001, and will consist of four consecutive purchase periods of approximately six months' duration, ending on April 28, 2000, October 31, 2000, April 30, 2001 and October 31, 2001. At the end of each such six month period an automatic purchase will be made for participants. The second offering period will commence on

May 25, 2000 and will end on October 31, 2001, and will consist of three consecutive purchase periods of six months' duration, ending on October 31, 2000, April 30, 2001 and October 31, 2001, with automatic purchases made at the end of each such six month purchase period for participants. Each offering period commencing on and after November 1, 2000 will be of six months' duration with a corresponding six-month purchase period. The Board of Directors may, however, change the duration of upcoming offering periods or change the duration of upcoming purchase periods if such change is announced at least five days prior to the otherwise scheduled beginning of the offering period or purchase period affected, and may terminate an offering period or a purchase period, if prevailing accounting rules change so as to have a harmful effect on our financial statements.

   The Purchase Plan may be administered by the Board of Directors or by a committee appointed by the Board. Employees (including officers and employee directors) of the Company, or of any majority-owned subsidiary designated by the Board, are eligible to participate in the Purchase Plan if they are employed by the Company, or any such subsidiary, for at least 20 hours per week and more than 5 months per year. Currently the Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions of up to 20% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of the Common Stock at the beginning of an offering period or at the end of each purchase period with respect to such offering period. Commencing with the offering period that starts on November 1, 2001, the maximum contribution rate will be 15% of an employee's compensation; however, the Board of Directors has the discretion to increase, prior to the beginning of an offering period, the percentage of participants' compensation that may be withheld through the Purchase Plan.

   Employees may end their participation in the offering period at any time, and participation automatically ends on termination of employment. No employee shall be granted an option under the Purchase Plan if immediately after the grant such employee would own stock and/or hold outstanding options to purchase stock equaling 5% or more of the total voting power or value of all classes of the Company's stock or its subsidiaries, or if the option would permit an employee to purchase stock, under all of our, or our subsidiaries', employee stock purchase plans, to accrue at a rate that exceeds $25,000 of fair market value of such stock for each calendar year in which the option is outstanding at any time. In addition, currently no employee may purchase more than 2,500 shares of Common Stock under the Purchase Plan in any one purchase period. If the fair market value of the Common Stock on the offering date (based on the preceding trading day's closing price) for a new offering period that commences within an ongoing offering period is less than the fair market value at the beginning of the ongoing offering period, each participant in the Purchase Plan shall automatically be withdrawn from the ongoing offering period as of the end of the purchase date and re-enrolled in the new offering period following the purchase date for the ongoing offering period that immediately precedes the first day of the new offering period.

   The Purchase Plan provides that in the event of a proposed dissolution or liquidation of Netcentives, each offering period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board of Directors, In the event of a merger or consolidation of Netcentives with or into another corporation or a sale of all or substantially all of its assets, each right to purchase stock under the Purchase Plan will be assumed or an equivalent right substituted by the successor corporation unless the Board of Directors shortens any ongoing offering period so that employees' rights to purchase stock under the Purchase Plan are exercised prior to the transaction. The Board of Directors has the power to amend or terminate the Purchase Plan and to change or terminate offering periods as long as such action does not adversely affect any outstanding rights to purchase stock under the Purchase Plan (and can shorten offering periods in the event of a merger or consolidation or sale of assets without regard for any such adverse effect), provided however that the Board may amend or terminate the Purchase Plan or an offering period even if such action would adversely affect outstanding options in order to avoid our incurring adverse accounting charges. Stock holder approval will be obtained for any plan amendment as required by applicable law.

Certain United States Federal Income Tax Information

   The following is a general summary as of the date of this proxy statement of the United States federal income tax consequences associated with participation in the Purchase Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. All participants are advised to seek the advice of a tax advisor regarding the tax consequences of participation in the plan.

   The plan is intended to qualify as an "employee stock purchase plan" within the meaning of section 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. A participant may become liable for tax upon disposition of the shares acquired, as summarized below.

   If the shares are sold or disposed of (including by way of gift) more than two years after the first day of the offering period during which shares were purchased or more than one year after a purchase date. In this event, the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares subject to the option or (b) 15% of the fair market value of the shares on the first day of the offering period, will be treated as ordinary income to the participant. Any further gain upon such disposition will be treated as long-term capital gain, taxable currently at a maximum tax rate of 20%. If the shares are sold and the sale price is less than the purchase price, no ordinary income is recognized and the participant has a capital loss for the difference.

   If the shares are sold or disposed of (including by way of gift) before the expiration of the holding periods described above. In this event, referred to as a disqualifying disposition, the excess of the fair market value of the shares on the purchase date over the option price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gift of the shares is made. The balance of any gain will be treated as capital gain and will be treated as long-term capital gain if the shares have been held more than one year. Even if the amount realized upon disposition of the shares is less than their fair market value on the purchase date, the same amount of ordinary income is attributed to a participant and a capital loss is recognized equal to the difference between the sales price and the value of the shares on such purchase date.

   The ordinary income reported under the rules described above, added to the actual purchase price of the shares, determines the tax basis of the shares for the purpose of determining capital gain or loss on a sale or exchange of the shares.

   The Company will be entitled to a deduction for federal income tax purposes to the extent that a participant recognizes ordinary income on a disqualifying disposition of the shares, but not if a participant meets the holding period requirements.

New Purchase Plan Benefits

   As of April 26, 2000, no stock purchases have been made under the Purchase Plan.

Stockholder Approval

   The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting is required for approval of the amendment to the Purchase Plan to increase the shares authorized for issuance under the Purchase Plan, including the increase in the automatic share increase at the beginning of the Company's fiscal years 2001 through 2004. Should such stockholder approval not be obtained, then the share reserve and the automatic increase in the share reserve will not be increased. The Purchase Plan will, however, continue to remain in effect, and stock purchases may continue to be made pursuant to the provisions of the Purchase Plan prior to its amendment until the available reserve of Common Stock under such Purchase Plan (including the previously approved automatic increase in the share reserve) is issued. The Board believes that it is in the best interests of the Company to implement a comprehensive equity incentive program for the Company which will provide a meaningful opportunity for employees to acquire a substantial proprietary interest in the enterprise and thereby encourage such individuals to remain in the Company's service and more closely align their interests with those of the stockholders.

   THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE
                        AMENDMENT TO THE PURCHASE PLAN.

                                PROPOSAL NO. 4

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   Deloitte & Touche LLP has served as the Company's independent auditors since 1998 and has been appointed by the Board to continue as the Company's independent auditors for the fiscal year ending December 31, 2000. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, the Board will reconsider its selection of auditors.

   A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

    THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT
            AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

      COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth information that has been provided to the Company with respect to beneficial ownership of shares of the Company's Common Stock as of the Record Date for (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director and nominee for director of the Company, (iii) each of the executive officers named in the Summary Compensation Table of this proxy statement (the "Named Executive Officers"), and (iv) all directors and executive officers of the Company as a group.

                                                                    Percent
                                                       Number of  Beneficially
Name and Address of Beneficial Owner(1)                Shares(2)    Owned(2)
---------------------------------------                ---------- ------------
Wendell G. Van Auken(3)(4)............................  4,636,548    14.11%
 2800 Sand Hill Road
 Menlo Park, CA 94025
Stewart Alsop(5)......................................  2,873,461     8.74
 2490 Sand Hill Road
 Menlo Park, CA 94025
Virginia M. Turezyn(6)................................  2,588,701     7.88
 3000 Sand Hill Road, Building I
 Suite 280
 Menlo Park, CA 94025
Michael Solomon(7)....................................  2,307,995     7.02
 2775 Sand Hill Road, Suite 240
 Menlo Park, CA 94025
West Shell, III(4)(8)(9)..............................  1,825,859     5.54
Eric W. Tilenius(8)...................................  1,008,854     3.07
Timothy J.O. Catlin(8)................................    194,792      *
Murray Brozinsky(8)...................................    160,000      *
John F. Longinotti(8).................................    136,895      *
Tom Byers(8)..........................................    133,333      *
Sergio Zyman(8).......................................    118,076      *
Edward Fong Soo Hoo(8)................................     99,875      *
Mayfield Fund(4)(10)..................................  4,576,741    13.92
 2800 Sand Hill Road
 Menlo Park, CA 94025
New Enterprise Associates(4)(11)......................  2,920,720     8.89
 2490 Sand Hill Road
 Menlo Park, CA 94025
Information Technology Ventures(4)(12)................  2,588,701     7.88
 3000 Sand Hill Road, Building I
 Suite 280
 Menlo Park, CA 94025
Mohr, Davidow Ventures(13)............................  2,196,736     6.68
 2775 Sand Hill Road, Suite 240
 Menlo Park, CA 94025
Integral Capital Partners(4)(14)......................  1,848,462     5.62
 2750 Sand Hill Road
 Menlo Park, CA 94025
All directors and executive officers as a group (19
 persons)(3)(4)(5)(6)(8)(9)........................... 14,118,205    42.95

--------
  *  Less than 1%.

 (1) Except as otherwise noted, the address of each person listed in the table is c/o Netcentives Inc., 475 Brannan Street, San Francisco, California 94107, and the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

 (2) Applicable percentage of beneficial ownership is based on 32,868,411 shares of Common Stock outstanding as of the Record Date, together with applicable options exercisable within 60 days of the Record Date and warrants for such stockholder. Shares issuable pursuant to such options are deemed outstanding for computing the percentage ownership of the person holding such options but are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

 (3) Includes 59,807 shares held by the Wendell G. Van Auken & Ethel S. Van Auken Trust. Additionally, Mr. Van Auken is a general partner of Mayfield VIII Management, which is the General Partner of Mayfield VIII which holds 4,033,692 shares and Mayfield Associates Fund III which holds 212,300 shares. Affinity Trust, an investment entity affiliated with the Mayfield Fund, holds an additional 330,749 shares. Mr. Van Auken disclaims beneficial ownership of the shares held by Mayfield VIII, Mayfield Associates Fund III, and Affinity Trust except to the extent of his pecuniary interest in such entities. See Note 10.

 (4) Beneficial ownership calculation is based solely on a review of Schedule 13G filings made with the Securities and Exchange Commission. Such filings set forth beneficial ownership as of December 31, 1999.

 (5) Mr. Alsop is a limited partner of New Enterprise Associates VII, L.P. which holds 2,873,461 shares. Mr. Alsop disclaims beneficial ownership of the shares held by this entity except to the extent of his pecuniary interests in such entities. See Note 11. Shares attributable to Mr. Alsop do not include any shares owned by NEA President's Fund or NEA Ventures 1997.

 (6) Ms. Turezyn is a general partner of Information Technology Ventures, L.P. which holds 2,521,988 shares and ITV Affiliates Fund, L.P. which holds 66,713 shares. Ms. Turezyn disclaims beneficial ownership of the shares held by these entities except to the extent of her pecuniary interests in such entities. See Note 12.

 (7) Mr. Solomon is a partner in Mohr, Davidow Ventures. Includes 111,259 shares held by Mr. Solomon, 109,526 shares held by MDV IV Entrepreneurs' Network Fund L.P. and 2,087,210 shares held by Mohr, Davidow Ventures IV, L.P. Mr. Solomon disclaims beneficial ownership of the shares held by MDV IV Entrepreneurs' Network Fund L.P. and Mohr, Davidow Ventures IV, L.P. except to the extent of his pecuniary interest in such entities. See Note 13.

 (8) Includes the following shares issuable upon exercise of outstanding options exercisable within 60 days of the Record Date: Mr. Shell, 77,259; Mr. Brozinsky, 160,000; Dr. Byers, 8,333; Mr. Catlin, 65,626;
     Mr. Longinotti, 82,186; Mr. Soo Hoo, 99,875; Mr. Tilenius, 8,854; Mr. Zyman, 118,076; and others, 1,821,742.

 (9) Includes 677,512 shares held by Shell Associates, L.P. a family limited partnership of which Mr. Shell is a general partner.

(10) Includes 4,033,692 shares held by Mayfield VIII, 212,300 shares held by Mayfield Associates Fund III and 330,749 shares held by Affinity Trust.

(11) Includes 2,873,461 shares held by New Enterprise Associates VII, L.P. and 47,259 shares held by NEA President's Fund.

(12) Includes 2,521,988 shares held by Information Technology Ventures, L.P. and 66,712 shares held by ITV Affiliates Fund, L.P.

(13) Includes 109,526 shares held by MDV IV Entrepreneurs' Network Fund L.P. and 2,087,210 shares held by Mohr, Davidow Ventures IV, L.P.

(14) Includes 1,431,313 shares held by Integral Capital Partners IV, L.P. and 7,149 shares held by Integral Capital Partners IV.

                      COMPENSATION OF EXECUTIVE OFFICERS

   The following table shows (a) the compensation earned by the Company's Chief Executive Officer and the four other most highly compensated individuals who served as an executive officer of the Company during the fiscal year ended December 31, 1999; and (b) the compensation earned by each such individual for the Company's two preceding fiscal years.

                          Summary Compensation Table

                                                                                             Long-Term
                                                   Annual Compensation                  Compensation Awards
                                                  ---------------------                 -------------------
                                                                             Other          Securities
                                                                            Annual          Underlying
Name & Principal Position             Fiscal Year Salary($) Bonus($)(1) Compensation($)     Options(#)
-------------------------             ----------- --------- ----------- --------------- -------------------
West Shell, III......................    1999      250,000    131,848        7,712(2)         201,400
 Chairman and Chief                      1998      200,000     66,936        7,836(2)             --
 Executive Officer                       1997       91,703        --           --              30,000


John F. Longinotti...................    1999      185,417     32,540          --             115,000
 Executive Vice President, Operations    1998      137,427     32,163          --              50,000
 and Chief Financial Officer             1997          --         --           --             155,000


Timothy J.O. Catlin..................    1999      160,417     37,372          600(3)          75,000
 Senior Vice President,                  1998      130,000     44,667          --              50,000
 Research & Development                  1997       96,154        --           --             100,000


Murray Brozinsky.....................    1999      158,334     22,271          --             225,000
 Executive Vice President,               1998       82,013      1,755          --             150,000
 North America                           1997          --         --           --                 --


Edward Fong Soo Hoo..................    1999      145,417     55,211          --              38,000
 Senior Vice President,                  1998      106,329     56,163          --             182,000
 Corporate Development                   1997          --         --           --                 --

--------
(1) Includes the fair market value of ClickMiles awarded in each such year.

(2) Represents term life insurance payments.

(3) Represents commuter expense reimbursement.

Employment Agreements

   In June 1997, the Company entered into an Employment Agreement with West Shell, III, the Company's Chairman and Chief Executive Officer in which the Company agreed to pay Mr. Shell an annualized salary of $200,000. In the event of Mr. Shell's involuntary termination, the Company agreed to pay Mr. Shell his regular salary for a period of six months; agreed to provide medical, dental and other like benefits for a period of six months; agreed to release the Company's repurchase option as to 1/4th of the Common Stock then held by him that is then subject to repurchase; and agreed to preserve Mr. Shell's eligibility to receive a discretionary bonus on the involuntary termination date.

   In October 1998, the Company entered into an amendment to Mr. Shell's Employment Agreement. In this amendment, the Company agreed to extend the term of the Employment Agreement until October 29, 2000; agreed to increase Mr. Shell's annualized salary to $250,000; and agreed to loan Mr. Shell $100,000 upon his request. The Company subsequently loaned him $100,000 in January 1999, with interest accruing at the rate of 4.47% per annum, compounded semiannually.

   In January 1998, the Company entered into a Change of Control Agreement with John F. Longinotti, the Company's Executive Vice President, Operations and Chief Financial Officer in which the Company agreed that, subject to certain limitations, if Mr. Longinotti's employment relationship is involuntarily terminated within twelve months following a change of control transaction, all of Mr. Longinotti's stock options shall immediately vest.

                       OPTION GRANTS IN LAST FISCAL YEAR

   The following table provides certain information with respect to stock options granted to the Named Executive Officers in the last fiscal year. In addition, as required by Securities and Exchange Commission rules, the table sets forth the hypothetical gains that would exist for the options based on assumed rates of annual compound stock price appreciation during the option term.

                                      Individual Grants(1)
                         ----------------------------------------------- Potential Realizable
                                     Percent of                            Value at Assumed
                         Number of  Total Options                        Annual Rates of Stock
                         Securities  Granted to                           Price Appreciation
                         Underlying Employees in  Exercise of             For Option Term(3)
                          Options    Fiscal Year  Base Price  Expiration ---------------------
Name                     Granted(#)    (%)(2)      ($/share)     Date      5%($)      10%($)
----                     ---------- ------------- ----------- ---------- ---------- ----------
West Shell, III.........  100,000       3.29%       $11.00     10/09/09  $  691,305 $1,751,627
                          101,400       3.34         37.94     12/03/09   2,419,303  6,130,989
John F. Longinotti......   30,000       0.99          6.82     05/05/09     128,672    326,080
                           60,000       1.98         10.00     07/22/09     337,337    956,245
                           25,000       0.82         11.00     10/09/09     172,826    437,907
Timothy J.O. Catlin.....   50,000       1.65         10.00     07/22/09     314,447    796,871
                           25,000       0.82         11.00     10/09/09     172,826    437,907
Murray Brozinsky........   30,000       0.99          6.82     05/05/09     128,672    326,080
                          120,000       3.95         10.00     07/22/09     754,674  1,912,491
                           50,000       1.65         10.00     07/22/09     314,447    796,871
                           25,000       0.82         11.00     10/09/09     172,826    437,907
Edward F. Soo Hoo.......   13,000       0.43         10.00     07/22/09      81,756    207,187
                           25,000       0.82         12.00     10/13/09     147,946    413,279

--------
(1) These stock options, which were granted under the 1996 Stock Option Plan, become exercisable at a rate of 1/8th of the total number of shares of Common Stock subject to the option on the six month anniversary of the date of grant, and 1/48th of the total number of shares monthly thereafter, as long as the optionee remains an employee of, consultant to, or director of the Company.

(2) Based on an aggregate of 3,035,335 options to purchase Common Stock of the Company granted by the Company under the 1996 Stock Option Plan in fiscal year 1999.

(3) Potential realizable values are net of exercise price, but before taxes associated with exercise. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the Securities and Exchange Commission. There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

   The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during the fiscal year ended December 31, 1999. In addition, the table sets forth the number of shares covered by stock options as of the fiscal year ended December 31, 1999, and the value of "in-the-money" stock options, which represents the positive spread between the exercise price of a stock option and the market price of the shares subject to such option at the end of the fiscal year ended December 31, 1999.

                                                             Number of               Value of Unexercised
                           Shares                       Unexercised Options        In-the-Money Options at
                         Acquired on     Value         at Fiscal Year End (#)        Fiscal Year End ($)
          Name           Exercise(#) Realized($)(1) Exercisable/Unexercisable(2) Exercisable/Unexercisable(3)
          ----           ----------- -------------- ---------------------------- ----------------------------
West Shell, III.........      --            --             45,833/205,567            2,850,808/7,862,166
John F. Longinotti......   13,730       135,241            41,895/222,396            2,563,867/12,757,773
Timothy J.O. Catlin.....   29,166        87,498            33,334/162,500            2,060,891/9,303,987
Murray Brozinsky........      --            --             61,459/313,541            3,781,086/17,349,188
Edward F. Soo Hoo.......      --            --             74,563/145,437            4,628,947/8,598,203

--------
(1) Value realized is calculated based on the closing price of the Company's Common Stock as reported on the Nasdaq Stock Market on the date of exercise ($62.3125 on December 31, 1999) minus the exercise price of the option and does not necessarily indicate that the optionee sold such stock.

(2) No stock appreciation rights (SARs) were outstanding during fiscal 1999.

(3) Based on the $62.3125 per share closing price of the Company's Common Stock on The Nasdaq Stock Market on December 31, 1999, less the exercise price of the options.

   Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Stock Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The following is a report of the Compensation Committee of the Board of Directors (the "Committee") describing the compensation policies applicable to the Company's executive officers during the fiscal year ended December 31, 1999.

   The fundamental objective of the Committee is to assist the Board of Directors in establishing the general compensation policies, compensation plans, and specific compensation levels for executive officers. Executive compensation plans are set up in accordance with the contributions of the executive to the development and financial success of the company and also consider individual performance. The Committee also makes recommendations to the Board of Directors concerning the granting of options under the Company's stock option plans.

General Compensation Policy

   Under the supervision of the Board of Directors, the Company's compensation policy is intended to achieve the following objectives:

  . Provide competitive compensation to attract top talent and retain key executives;

  . Motivate executives to generate revenue and profit growth and reinforce a sense of ownership;

  . Create a meaningful link between both business and team success as well as individual performance and rewards; and

  . Encourage leadership behavior critical to the Company's success and culture.

Accordingly, each executive officer's compensation package is comprised of three components: (1) base salary, (2) variable cash bonus awards which are paid on an annual basis and (3) stock option awards, which are designed to strengthen the common interests between the executive officers and the Company's stockholders.

   The summary below describes in more detail the factors, which the Board of Directors considers in establishing each of the three primary components of the compensation package provided to the executive officers.

Base Salary

   The Committee assists in establishing the amount of base salary on the basis of the individual's qualifications and relevant experience, the compensation levels at companies which compete with the Company for business and executive talent, the amount of incentive-based compensation available to each individual and the Company's financial position. Because the Company operates in a highly competitive environment, it aims to pay base salaries that are market competitive in its industry. Base salary is adjusted each year to take into account the individual's performance and relative level of contribution, and to maintain a competitive salary structure.

Cash Bonuses

   The Committee recommends cash bonuses to be awarded annually on a discretionary basis to executive officers on the basis of their success in achieving designated individual goals and the Company's success in achieving specific company-wide goals, such as customer satisfaction and revenue growth. The Company aims to pay cash bonuses at levels that are average in its industry.

Stock Options

   The Company uses its stock option and stock purchase plans to provide executives and other key employees with incentives to maximize long-term stockholder value. Awards under these plans take the form of stock options or purchase rights designed to give the recipient a significant equity stake in the Company and thereby closely align his or her interests with those of the Company's stockholders. Factors considered in making such awards include the individual's position in the Company, his or her performance and level of responsibilities, and internal comparability considerations. The Board of Directors does not adhere to any specific guidelines as to the relative option holdings of the Company officers but does consider internal comparability. However, the Board of Directors is not required to adhere strictly to these guidelines and may vary the size of the option grant made to each executive officer as it determines the circumstances warrant.

   The Committee consulted with the Company's internal human resources specialist as well as a compensation consulting firm in developing a stock option grant strategy, reviewing the stock option practices of competitors of the Company and comparing the Company's projected stock option usage to industry standards.

   Each option grant allows the executive officer to acquire shares of Common Stock at a fixed price per share equal to the fair market value on the date of grant. The options vest in periodic installments over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains in the Company's service, and then only if the market price of the Common Stock appreciates over the option term.

Compensation of the Chief Executive Officer

   West Shell, III has served as the Company's President and Chief Executive Officer since June 1997. His base salary for fiscal 1999 was $250,000. Mr. Shell also received a bonus of $131,848 and options to purchase 201,400 shares of Common Stock.

   Significant factors in establishing Mr. Shell's compensation were his success in effecting the initial public offering of the Company and achieving specific objectives with regard to financial and business endeavors of the Company. The factors discussed above in "Base Salary," "Cash Bonuses" and "Stock Options" were also applied in establishing the amount of Mr. Shell's compensation.

   The Committee consulted with a compensation consulting firm in developing the compensation plan for the Chief Executive Officer to align the Company's standards with the compensation practices of its competitors and industry comparables in the areas of (1) base salary, (2) cash-based incentive bonus and (3) stock option awards.

Deductibility of Executive Compensation

   The Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the "performance-based" exception to Section 162(m). As the cash compensation paid by the Company to each of its executive officers is expected to be below $1 million and the Committee believes that options granted under the Company's 1996 Stock Option Plan to such officers will meet the requirements for qualifying as performance-based, the Committee believes that Section 162(m) will not affect the tax deductions available to the Company with respect to the compensation of its executive officers. It is the Committee's policy to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax law. However, the Company may from time to time pay compensation to its executive officers that may not be deductible.

                              Compensation Committee:

                              Sergio Zyman, Chairman
                              Stewart Alsop
                              Tom Byers
                              Virginia M. Turezyn

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Purchases of Series E Preferred Stock

   In March, April and June 1999, the Company sold 5,278,583 shares of its Series E Preferred Stock for $6.82 per share in private placement transactions. The purchasers of such shares included the following directors and 5% stockholders of the Company, and persons and entities with them.

                                                       Number of Shares of
                       Investor                      Series E Preferred Stock
                       --------                      ------------------------
   Information Technology Ventures and Virginia M.
   Turezyn(1).......................................          73,314
   Integral Capital Partners(2).....................         168,621
   Mayfield Fund and Wendell G. Van Auken(3)........         549,857
   New Enterprise Associates and Stewart Alsop(4)...         366,568

--------
(1) Virginia M. Turezyn is a director, and Information Technology Ventures is a 5% stockholder of Netcentives. Also see Note 6 to "Common Stock Ownership of Certain Beneficial Owners and Management."
(2) Integral Capital Partners is a 5% stockholder of Netcentives.
(3) Wendell G. Van Auken is a director, and Mayfield Fund is a 5% stockholder of Netcentives. Also see Note 3 to "Common Stock Ownership of Certain Beneficial Owners and Management."
(4) Stewart Alsop is a director, and New Enterprise Associates is a 5% stockholder of Netcentives. Also see Note 5 to "Common Stock Ownership of Certain Beneficial Owners and Management."

   All of the preferred stock was converted into Common Stock at a one to one ratio upon the closing of the Company's initial public offering on October 19, 1999.

   In connection with such purchases of preferred stock, the purchasers were granted certain registration rights with respect to their shares. These rights are provided under the terms of an agreement among the Company and the holders of these securities dated March 19, 1999. Subject to certain limitations in this agreement, the holders of the these securities may require, on two occasions at any time after six months from the date of the Company's initial public offering, that the Company use its best efforts to register the registrable securities for public resale, provided that the proposed aggregate offering price is at least $10,000,000.

   If the Company registers any of its Common Stock either for the Company own account or for the account of other security holders, the holders of these securities are entitled to include their shares of Common Stock in the registration. A holder's right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in that offering. Additionally, holders of these securities may require on no more than two separate occasions in a twelve-month period, that the Company register their shares for public resale on Form S-3 or similar short-form registration, once the Company is eligible to use Form S-3 or similar short-form registration and provided further that the value of the securities to be registered is at least $500,000. All fees, costs and expenses of such registrations must be borne by the Company and all selling expenses (including underwriting discounts, selling commissions and stock transfer taxes) relating to these securities must be borne by the holders of the securities being registered.

Loans to Officers

   The Company has loaned West Shell, III, the Company's Chairman and Chief Executive Officer, funds according to the terms set forth in the table below. Each loan is secured by the Common Stock of Netcentives owned by Mr. Shell and partnerships affiliated with Mr. Shell.

   Issue Date                            Due Date      Note Amount Interest Rate
   ----------                            --------      ----------- -------------
   August 1997.......................... August 2001    $ 60,000       6.29%
   November 1997........................ November 2001   157,290       6.01
   December 1998........................ December 2002   130,000       4.47
   January 1999......................... January 2003    100,000       4.47

Indemnification Agreements

   The Company has entered into indemnification agreements with its officers and directors containing provisions which may require us to, among other things, indemnify the Company's officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Other Related Party Transactions

   In April 1999, the Company entered into a computer software licensing agreement with Connectify which provides for payments by Netcentives of approximately $300,000 in fees during fiscal 1999. Mr. Alsop is a director of both Netcentives and Connectify. The Company believes that this agreement was entered into on terms and conditions no less favorable to Netcentives than those that could have been obtained from an unaffiliated third party.

   Michael Solomon, a nominee for Class I director, was a director and shareholder of Post Communications, Inc. ("Post") prior to its acquisition by Netcentives in April 2000. Mr. Solomon personally held 310,583 shares of common stock of Post, which were converted into 111,259 shares of Netcentives Common Stock upon the acquisition of Post by Netcentives. Mr. Solomon is also a partner of Mohr Davidow Ventures ("MDV") which, through affiliated limited partnerships, held 6,137,542 shares of common stock of Post prior to its acquisition by Netcentives. These shares were converted into 2,196,736 shares of Common Stock of Netcentives in connection with such acquisition. Mr. Solomon disclaims beneficial ownership of the shares held by MDV, except to the extent of his pecuniary interest therein.

                            STOCK PERFORMANCE GRAPH

   The following graph compares the cumulative total stockholder return data for the Company's Common Stock since October 13, 1999 (the date on which the Company's stock was first registered under Section 12 of the Securities Exchange Act of 1934, as amended) to the cumulative return over such period of
(i) the Nasdaq Stock Market-U.S. Index and (ii) the Chase H&Q Internet Index. The graph assumes that $100 was invested on October 13, 1999, the date on which the Company completed the initial public offering of its Common Stock, in the Common Stock of the Company and in each of the comparative indices. The graph further assumes that such amount was initially invested in the Common Stock of the Company at a per share price of $12.00, the price to which such stock was first offered to the public by the Company on the date of its initial public offering, and reinvestment of any dividends. The stock price performance on the following graph is not indicative of future stock price performance.

                 COMPARISON OF YEAR CUMULATIVE TOTAL RETURN *

           AMONG NETCENTIVES INC., NASDAQ STOCK MARKET (U.S.) INDEX
                         AND CHASE H&Q INTERNET INDEX

                       [PERFORMANCE GRAPH APPEARS HERE]

                                                NASDAQ         CHASE H&Q
     Measurement Period           NETCENTIVES   STOCK MARKET   INTERNET
     (Fiscal Year Covered)        INC.          (U.S.) INDEX   INDEX
     -------------------------    -----------   ------------   ---------
     Measurement Pt-10/13/1999    $100.00       $100.00        $100.00
     10/1999                      $139.58       $105.77        $108.19
     11/1999                      $218.75       $117.05        $136.35
     12/1999                      $519.25       $142.30        $189.41

* Assumes $100 invested on October 13, 1999 in stock or index, including reinvestment of dividends. The Company has never paid dividends on its Common Stock and has no present plans to do so. Total return is based on historical results and is not intended to indicate future performance.

     DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

   Proposals of stockholders intended to be included in the Company's proxy statement for the 2001 Annual Meeting of Stockholders must be received by John
F. Longinotti, Netcentives Inc., 475 Brannan Street, San Francisco, California 94107 no later than December 26, 2000. If the Company is not notified of a stockholder proposal by March 3, 2001, then the proxies held by management of the Company provide discretionary authority to vote against such stockholder proposal, even though such proposal is not discussed in the Proxy Statement.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and changes in ownership of the Company's Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended December 31, 2000, all Reporting Persons complied with all applicable filing requirements, except that: (a) each of the following individuals filed a late Form 4 in November 1999 to report his or her purchase of shares in October 1999 -- Tom Byers (one purchase), Timothy Catlin (three purchases), Paul Danielsen (three purchases), John F. Longinotti (two purchases), William McGee (two purchases), Eric Tilenius (one purchase) and Virginia Turezyn (one purchase); and (b) William McGee filed a late Form 4 in December 1999 to report two sales of shares in November 1999.

                                 OTHER MATTERS

   The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

   It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

                                          By Order of the Board of Directors,

                                          John F. Longinotti
                                          Executive Vice President, Operations
                                           and CFO

April 26, 2000
San Francisco, California

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                          OF NETCENTIVES INC. FOR THE
             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 24, 2000


     The undersigned stockholder of Netcentives Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of
      -------
Stockholders and Proxy Statement, each dated April 26, 2000, and hereby appoints West Shell, III and John F. Longinotti or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Netcentives Inc. to be held on Wednesday, May 24, 2000 at 10 a.m., local time, at 475 Brannan Street, Third Floor, San Francisco, California and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

     1.   ELECTION OF CLASS I DIRECTORS:

          ___  FOR all nominees listed below (except as indicated).

          ___  WITHHOLD authority to vote for all nominees listed below.

          If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:

          Stewart Alsop    Tom Byers    Michael Solomon    Virginia M. Turezyn

     2. PROPOSAL TO APPROVE THE AMENDMENT OF THE COMPANY'S 1996 STOCK OPTION PLAN TO INCREASE THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER SUCH PLAN BY 2,000,000 SHARES, TO AN AGGREGATE OF 10,921,400 SHARES (EXCLUDING SHARES THAT MAY BE ADDED PURSUANT TO THE AUTOMATIC ANNUAL INCREASE PROVISIONS OF THE PLAN).

                ____FOR    ____AGAINST    ____ABSTAIN

     3. PROPOSAL TO APPROVE THE AMENDMENT OF THE COMPANY'S 1999 EMPLOYEE STOCK PURCHASE PLAN (A) TO INCREASE THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER SUCH PLAN BY 1,000,000 SHARES, TO AN AGGREGATE OF 1,375,000 SHARES (EXCLUDING SHARES THAT MAY BE ADDED PURSUANT TO THE AUTOMATIC ANNUAL INCREASE PROVISIONS OF THE PLAN), AND
          (B) TO CHANGE THE AUTOMATIC ANNUAL INCREASE ON THE FIRST DAY OF EACH OF THE COMPANY'S FISCAL YEARS IN 2001 THROUGH 2004 TO THE LESSER OF 500,000 SHARES OR 2% OF THE COMPANY'S OUTSTANDING COMMON STOCK ON THE LAST DAY OF THE IMMEDIATELY PRECEDING FISCAL YEAR, OR SUCH LESSER AMOUNT DETERMINED BY THE BOARD OF DIRECTORS.

                ____FOR    ____AGAINST    ____ABSTAIN

     4. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

                ____FOR    ____AGAINST    ____ABSTAIN

and, in their discretion, upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

               PLEASE SIGN ON REVERSE SIDE AND RETURN IMMEDIATELY

          THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF
          CLASS I DIRECTORS; (2) FOR THE PROPOSAL TO APPROVE THE AMENDMENT OF THE COMPANY'S 1996 STOCK OPTION PLAN TO INCREASE THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER SUCH PLAN BY 2,000,000 SHARES, TO AN AGGREGATE OF 10,921,400 SHARES (EXCLUDING SHARES THAT MAY BE ADDED PURSUANT TO THE AUTOMATIC ANNUAL INCREASE PROVISIONS OF THE PLAN); (3) FOR THE PROPOSAL TO APPROVE THE AMENDMENT OF THE COMPANY'S 1999 EMPLOYEE STOCK PURCHASE PLAN (A) TO INCREASE THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER SUCH PLAN BY 1,000,000 SHARES, TO AN AGGREGATE OF 1,375,000 SHARES (EXCLUDING SHARES THAT MAY BE ADDED PURSUANT TO THE AUTOMATIC ANNUAL INCREASE PROVISIONS OF THE PLAN), AND (B) TO CHANGE THE AUTOMATIC ANNUAL INCREASE ON THE FIRST DAY OF EACH OF THE COMPANY'S FISCAL YEARS IN 2001 THROUGH 2004 TO THE LESSER OF 500,000 SHARES OR 2% OF THE COMPANY'S OUTSTANDING COMMON STOCK ON THE LAST DAY OF THE IMMEDIATELY PRECEDING FISCAL YEAR, OR SUCH LESSER AMOUNT DETERMINED BY THE BOARD OF DIRECTORS; (4) FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.



_______________________________________
Stockholder Name (Print)


_______________________________________    Date:__________________________
Signature


_______________________________________    Date:__________________________
Signature

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both stockholders should sign.)